UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.         )
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CA, Inc.

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     This proxy statement supplement, dated September 1, 2009, supplements the proxy statement of the Board of Directors of CA, Inc. (the “Board”) filed with the U.S. Securities and Exchange Commission on July 24, 2009 relating to the annual meeting of stockholders of CA, Inc. to be held on Monday, September 14, 2009 at 10:00 a.m., Eastern Daylight Time, at One CA Plaza, Islandia, New York 11749. The purpose of this supplement is to provide additional information with respect to Mr. John Swainson’s announced departure from his position of Chief Executive Officer of CA, Inc. (the “Company”), the appointment of Mr. William McCracken, who currently serves as the non-executive Chairman of the Board, to the interim position of Executive Chairman of the Board, and certain related matters, all as described below. Except as described in this supplement, the information disclosed in the proxy statement continues to apply. To the extent that information in this supplement differs from information disclosed in the proxy statement, the information in this supplement applies.
     The Company released the following press release on September 1, 2009, relating to Mr. Swainson’s retirement as Chief Executive Officer:
CA, Inc. CEO John A. Swainson Announces Plans to Retire by End of 2009
Company Re-Affirms Fiscal Year 2010 Guidance
ISLANDIA, NY, Sept. 1, 2009 — CA, Inc., (NASDAQ: CA) today announced that John A. Swainson, chief executive officer, plans to retire from the Company on December 31, 2009, or upon the earlier selection of a successor. A committee of the Company’s Board of Directors has been formed to begin an immediate search for a successor.
“Five years ago, I joined CA with the goal of helping CA become a trusted, valued, and strategic partner, not only to our customers, shareholders, employees, but also in the communities where we live and work around the world,” said Swainson. “I am very proud that the CA team has largely accomplished the goal we set five years ago. We have restored CA’s business momentum, delivered 14 quarters of solid financial results and are positioning the company for the next phase of growth driven by promising technologies that include virtualization and cloud computing. This is the opportune time to transition to new leadership as CA begins its drive to the next level.”
Swainson will remain CEO and a director of the Company during the transition and plans to step down as a member of the Board effective upon his retirement from CA.
To assist in the transition, the CA Board of Directors has named William E. McCracken, previously non-executive Chairman of the Board, as the Company’s interim-executive Chairman of the Board until a successor for Swainson is named, or at the discretion of the Board.
”The CA Board of Directors and John mutually agreed that the time for this transition could not be better, said McCracken. “Thanks largely to John’s leadership, CA has a deep and experienced management team, good momentum across its businesses, and promising but rapidly emerging opportunities for growth. We thank John for all that he has accomplished for CA.”
The company also announced that CA Board member Gary J. Fernandes, has been named as interim-lead Independent Director during the transition.
Fiscal Year 2010 Guidance
The Company also announced that it is reaffirming its fiscal 2010 full year financial outlook that was issued when it released its first quarter financial results in July.
2009 Annual Meeting of Stockholders
Information about CA’s 2009 annual meeting of stockholders, scheduled for September 14, 2009, and the nominees for election is set forth in CA’s definitive proxy statement on Schedule 14A, filed with the U.S. Securities and Exchange Commission on July 24, 2009, which has been supplemented to reflect the events described above. The definitive proxy statement, together with additional definitive materials, have been filed with the SEC and are also available for viewing at the website maintained for the annual meeting at www.proxyvote.com (as well as on CA’s website at www.ca.com).
Stockholders who wish to vote at the upcoming annual meeting may do so by filling out the electronic proxy cards at www.proxyvote.com. Stockholders who have already submitted proxies for the meeting may revoke them, or if they wish to change their vote may revoke them and fill out new electronic proxy cards, through this website as well.
Webcast
The Company will host a webcast at 5 p.m. ET today to discuss the subject matter of this news release. Individuals can access the webcast at http://ca.com/invest/ or listen to the call at 1-888-510-1762. International participants can listen to the call at 1-719-325-2161.

The webcast will be archived on the website. Individuals can access the webcast at http://ca.com/invest/ or listen to the replay at 1-888-203-1112. International participants can listen to the replay at 1-719-457-0820. The passcode is 6205412. The replay will be available at 8 p.m. ET on September 1 through September 14, 2009.
About CA
CA, Inc. (NASDAQ: CA), the world’s leading independent IT management software company, helps customers optimize IT for better business results. CA’s Enterprise IT Management solutions for mainframe and distributed computing enable Lean IT — empowering organizations to more effectively govern, manage and secure their IT operations. For more information, visit www.ca.com.
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•	CA Podcasts
Cautionary Statement Regarding Forward-Looking Statements
We have assessed and will continue to assess the impact on our business of the general economic downturn and the related impact on the financial services sector in particular. Approximately one third of our revenue comes from arrangements with financial institutions (i.e., banking, brokerage and insurance companies). The majority of these arrangements are for the renewal of mainframe capacity and maintenance associated with transactions processed by such financial institutions. While we cannot predict what impact there may be on our business from further consolidation of the financial industry sector, or the impact from the economy in general on our business, to date the impact has not been material to our balance sheet, results of operations or cash flows. The vast majority of our subscription and maintenance revenue in any particular reporting period comes from contracts signed in prior periods, generally pursuant to contracts ranging in duration from three to five years.
Certain statements in this communication (such as statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) constitute “forward-looking statements” that are based upon the beliefs of, and assumptions made by, the Company’s management, as well as information currently available to management. These forward-looking statements reflect the Company’s current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: global economic factors or political events beyond the Company’s control; general economic conditions, including concerns regarding a global recession and credit constraints, or unfavorable economic conditions in a particular region, industry or business sector; impact of revenue recognition accounting policies on operating results; failure to expand channel partner programs; ability to adequately manage and evolve financial reporting and managerial systems and processes; ability to successfully integrate acquired companies and products into existing businesses; competition in product and service offerings and pricing; ability to retain and attract qualified key personnel; rapid technological and market changes; dependence on third party operating systems and software; use of software from open source code sources; discovery of errors in the Company’s software and potential product liability claims; significant amounts of debt and possible future credit rating changes; the failure to protect the Company’s intellectual property rights and source code; the timing of orders from customers and channel partners; reliance upon large transactions with customers; sales to government customers; breaches of the Company’s software products and the Company’s and customers’ data centers and IT environments; lack of market growth in key product areas; use of third party microcode; third party claims of intellectual property infringement or royalty payments; fluctuations in foreign currencies; failure to successfully execute restructuring plans and related sales model changes; successful outsourcing of various functions to third parties; potential tax liabilities; and these factors and the other factors described more fully in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.
Copyright © 2009 CA, Inc. All Rights Reserved. One CA Plaza, Islandia, N.Y. 11749. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.
Contacts:	Bill Hughes Corporate Communications (212) 415-6828 william.hughes@ca.com Kelsey Doherty Investor Relations (212) 415-6844 kelsey.doherty@ca.com”	Dan Kaferle Corporate Communications (631) 342-2111 daniel.kaferle@ca.com
As noted in the press release above, the Company plans to conduct a webcast on September 1, 2009 regarding Mr. Swainson’s retirement. Set forth below is the script for that webcast:
“CA, Inc.
Script for Webcast on September 1, 2009 announcing CEO plans to retire
Operator
Ladies and gentlemen welcome to today’s CA conference call. Just a quick reminder that today’s call is being recorded. At this time, I’d like to turn the conference over to Kelsey Doherty. Ms. Doherty, please go ahead.
Kelsey Doherty
Thank you and good afternoon, everyone. I am Kelsey Doherty, Senior Vice President of Investor Relations for CA. Joining me today are John Swainson, our Chief Executive Officer, Bill McCracken, our current Chairman who is assuming a new role as Interim-Executive Chairman, and Nancy Cooper, our Chief Financial Officer.
Bill will kick off the call to discuss today’s news release. John will follow. Then, Nancy will provide some color on the fiscal year ‘10 guidance we reaffirmed this afternoon. At the conclusion of the call Bill, John and Nancy will be available to take your questions.

As a reminder, a recording of this conference call will be available on our investor relations website at investor.ca.com. The information we will share on this call is effective as of today’s date and will not be updated.
All content is the property of CA and is protected by US and international copyright law and may not be reproduced, transcribed or produced in any way without the express written consent of CA. We consider your continued participation in this call as consent to our recording. Today’s discussion will include forward-looking statements subject to risks and uncertainties and actual results could differ materially from these forward-looking statements. Please refer to our SEC filings for a detailed discussion of potential risks.
With that, I’ll turn the call over to Bill McCracken.
Bill McCracken — CA — Interim Executive Chairman
Thanks, Kelsey. Good afternoon and thank you for joining us.
By now you have read the press release announcing that John Swainson will retire from CA effective December 31, or upon the appointment of his successor or at the discretion of the Board.
I’d like to start by thanking you, John, personally and on behalf of the Board of Directors for all that you have done for CA over the past five years.
John and the team at CA have made incredible progress, transforming CA and repositioning the Company for its next phase of growth.
When John joined CA in 2004, he arrived at an organization that was going through some very difficult times, having just signed a Deferred Prosecution Agreement. Under his leadership, CA firmly closed the door on that chapter of its history and moved on. Few companies survive what CA went through. It is testament to the dedication, hard work and resiliency of John and CA’s employees that the Company is what it is today: The world’s leading independent IT management software company.
Under John’s direction:
•	CA built a leadership team of high quality, seasoned senior executives and a talented, dedicated employee base of more than 13,000;

•	Executed on initiatives designed to improve and strengthen relationships with our more than 4,500 customers worldwide;

•	Enhanced and repositioned its product portfolio through internal development and targeted acquisitions. Over the past five years CA has built its mainframe franchise, established leadership in the distributed space and positioned the Company to take advantage of growth opportunities presented by emerging technologies such as virtualization and cloud computing; and,

•	Significantly improved management of the business, streamlining processes and implementing systems that make the CA of today more effective, efficient and able to quickly capitalize on opportunities in the marketplace.
Any one of these undertakings could tie up a Company for years. John and his CA team kept focused, accomplishing all of this in a competitive market that will leave stragglers at the side of the road.
During John’s tenure operating margins improved 50 percent, while earnings per share almost doubled. These accomplishments have been reflected in CA’s 14 consecutive quarters of solid financial performance and recent upgrades by all three rating agencies to investment grade.
We are clearly seeing good momentum across our businesses and are on the path to growth.
In that light, CA at all levels of our organization has been focusing on the road ahead — and what it takes to drive this Company to the next level.
We are well positioned to take a larger role in re-shaping the next generation data center. When we talk with our customers, they emphasize the need to have comprehensive management, not only to effectively handle all of the complexity of their current IT environment — but to prepare for the next wave of technologies such as virtualization and cloud computing.
At no other time in recent history has there been a greater need for companies to optimize the effectiveness of their IT, driving competitive advantage in the market place, while at the same time holding costs down.
CA’s Board and management team agree that the time for us to capitalize on this opportunity is right now.
I’d now like to turn the call over to John.

John ...
John Swainson — CA — CEO
Thank you very much, Bill. Once again, good afternoon everyone and thank you, again, for joining us.
As Bill said, we feel CA is standing at a turning point.
Our re-building phase is over.
As you have heard me say many times in the past year, my number-one goal has shifted to growth. And, we are off to a good start this year with first quarter results demonstrating growth in all of our major financial metrics.
But, growth for CA is more than what is reported on a quarterly basis — it is all about having the right long term strategy, the right products, strong customer relationships and an understanding and focus on what it takes to realize sustained and balanced growth.
With the fundamental business problems solidly behind — and with new technology paradigms like cloud computing in front of us — we are now in the best position we have ever been to realize the opportunities that are before us.
So, why am I retiring from CA now?
Simply put, it’s the right time for me and for CA.
I came to CA with the goal of helping get the Company back on its feet — and to be a company that is trusted, valued, and respected by our customers, shareholders, employees and communities. I knew from the beginning that this was going to be challenging, but I also knew that this was something that we could and would achieve. Even when we hit some bumps in the road, my belief never waned. So, having achieved what we set out to do, we have been looking to the future.
We have made steady progress in our business — we have a deep team of executives at CA; a broad IT management product portfolio; competitive market placement and a loyal base of valued customers. I feel comfortable that the Company is well positioned and believe now is the time for me to retire from CA and hand the leadership to someone who can see the Company through its growth phase.

At the Board’s request, I will stay on as CEO throughout the transition process. I told them that I am committed making the process smooth and seamless.
During the transition period, I will be focusing on customers and development topics. In addition, I will be working closely with the Board as it carefully considers candidates for the CEO position.
My goal continues to be the same as it was five years to ago: To make the Company the best that it can be and to fulfill its potential as the leader in the IT management software market.
I plan to speak with you again on our next quarterly earnings call and will now turn the call back to Bill.
Bill McCracken — CA — Interim Executive Chairman
Thanks, John.
The Board has initiated a search for John’s successor and will be evaluating both internal and external candidates. Identifying the best talent to lead CA during its growth phase is of paramount importance to the Board and we will work with a great sense of urgency to find this individual.
Before we conclude I would like to briefly turn the call over to Nancy to provide some color on the fiscal year ‘10 guidance we reaffirmed this afternoon.
Nancy Cooper — CA — Chief Financial Officer
Thank you, Bill.
Good afternoon everyone.
As you know, there will be expenses associated with this leadership transition — approximately $0.02 in the second quarter. For the full year, we have sufficient expense initiatives to contain this impact. On the revenue front we expect second quarter to be our most difficult year-over-year compare. However, we remain confident in the high end of our full-year revenue range.
Let me reiterate that the fundamentals of our business remain unchanged and the team is focused on execution.
With that, we will open the call up to questions. Operator, please poll for questions.

Questions
Concluding Summary:
Bill McCracken — CA — Interim Executive Chairman
Thank you all for your questions.
Again, John. Thank you for all that you have done for CA over the past five years.
In closing let me make a few points.
First, the Board and management team are focused on identifying the best talent to lead CA through its next phase of growth.
Second, we are committed to executing this CEO transition as smoothly and seamlessly as possible.
Third, we reaffirmed our 2010 outlook this afternoon
And, finally we are confident in the business and the opportunities we see ahead of us in the market.
Thank you for joining us. Operator this concludes this afternoon’s call.